Exhibit 4.16

ERMENEGILDO ZEGNA N.V.

2021 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: DECEMBER 17, 2021

APPROVED BY THE SHAREHOLDERS: DECEMBER 17, 2021

ARTICLE I

GENERAL

1.1 Plan Purpose. The purpose of the Ermenegildo Zegna N.V. 2021 Equity Incentive Plan is to help the Company to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Ordinary Shares through the granting of Awards.

1.2 Effective Date. No Award may be granted prior to the date of filing of the Company’s registration statement on Form S-8 under the United States Securities Act of 1933 to register Ordinary Shares that may be acquired under the Plan (the “Effective Date”).

ARTICLE II

DEFINITIONS

2.1 As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any company which is connected to the Company in a “group” as referred to in article 2:24b of the Dutch Civil Code. The Board may determine the time or times at which “group” status is determined within the foregoing definition.

(b) “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization).

(c) “Award” means any right to receive or acquire Ordinary Shares, cash or other property granted under the Plan.

(d) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award, which may be in the form of a grant letter (and all exhibits thereto) as accepted by the applicable Participant.

(e) “Board” means the Board of Directors of the Company.

(f) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Award after the Effective Date through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction. Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(g) “Change of Control” means the occurrence of one of the following events:

(i) the acquisition by any person of ownership (i.e., beneficial ownership as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise), directly or indirectly, of more than 50% of the combined voting power of the then outstanding capital stock of the Company that by its terms may be voted on all matters submitted to shareholders of the Company generally (“Voting Stock”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company); (ii) any acquisition by the Company; (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company; or (iv) any acquisition by any entity pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i) and (ii) of subsection (II) below shall be satisfied; and provided further that, for purposes of clause (ii) above, if (A) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company) shall become the owner of more than 50% of the Voting Stock by reason of an acquisition of Voting Stock by the Company, and (B) such Person shall, after such acquisition by the Company, become the owner of any additional shares of the Voting Stock and such ownership is publicly announced, then such additional ownership shall constitute a Change of Control; or

(ii) the consummation of a reorganization, merger or consolidation of the Company, or the sale, lease, exchange or other transfer of all or at least 50% of the total gross fair market value of all of the assets of the Company (with the total gross fair market value of the total assets of the Company and the assets of the Company being sold, leased, exchanged, or transferred each determined without regard to any liabilities associated with such assets), excluding, however, any such reorganization, merger, consolidation, sale, lease, exchange or other transfer with respect to which, immediately after consummation of such transaction: (i) all or substantially all of the owners of the Voting Stock of the Company outstanding immediately prior to such transaction continue to own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the entity resulting from such transaction), more than 50% of the combined voting power of the voting securities of the entity resulting from such transaction (including, without limitation, the Company or an entity which as a result of such transaction owns the Company or all or at least 50% of the total gross fair market value of all of the assets of the Company (as described in herein), directly or indirectly) (the “Resulting Entity”)

outstanding immediately after such transaction, in substantially the same proportions relative to each other as their ownership immediately prior to such transaction; and (ii) no Person (other than any Person that owned, immediately prior to such reorganization, merger, consolidation, sale or other disposition, directly or indirectly, Voting Stock representing more than 50% of the combined voting power of the Company’s then outstanding Voting Stock) owns, directly or indirectly, more than 50% of the combined voting power of the then outstanding capital stock of the Resulting Entity; or

(iii) upon the approval of a plan of complete delisting, liquidation or dissolution of the Company.

(h) “Committee” means the Compensation Committee of the Board or any other individual to whom authority has been delegated by the Board or Compensation Committee of the Board in accordance with the Plan.

(i) “Company” means Ermenegildo Zegna N.V., a Dutch public limited liability company (naamloze vennootschap).

(j) “Consultant” means any person, including an advisor, who is engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services. Service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k) “Director” means a member of the Board.

(l) “Employee” means any person employed by the Company or an Affiliate. Service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(m) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Ordinary Shares (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Ordinary Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Ordinary Shares) on the date of determination, as reported by a source the Board deems reliable.

(ii) If there is no closing sales price for the Ordinary Shares on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Ordinary Shares, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Applicable Law.

(n) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization.

(o) “Option” means an option to acquire Ordinary Shares granted pursuant to Article VI of the Plan.

(p) “Ordinary Shares” means the ordinary shares of the Company.

(q) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(r) “Plan” means this Ermenegildo Zegna N.V. 2021 Equity Incentive Plan, as may be amended from time to time.

(s) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day-to-day operations of the Plan.

(t) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and the regulations and other guidance thereunder and successor provisions, guidance and regulations thereto.

(u) “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(v) “Share Reserve” means the number of shares available for issuance (i.e., the issuance of new Ordinary Shares) and/or transfer (i.e., the transfer of Ordinary Shares already issued) under the Plan as set forth in Section 4.1.

ARTICLE III

ADMINISTRATION

3.1 Administration by Board. The Board will administer the Plan.

3.2 Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a) To determine from time to time: (i) which of the persons eligible under the Plan will be granted Awards; (ii) when and how each Award will be granted; (iii) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to acquire Ordinary Shares, or receive other payment pursuant to an Award; and (iv) the number of Ordinary Shares with respect to which an Award will be granted to each such person.

(b) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board may correct any defect, omission or inconsistency in the Plan or in any Award Agreement in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(c) To settle all controversies regarding the Plan and Awards granted under it.

(d) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest.

(e) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that shareholder approval will be required for any amendment to the extent required by Applicable Law.

(f) To approve forms of Award Agreement for use under the Plan.

(g) To adopt such regulations, procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants in different jurisdictions.

3.3 Delegation to Committee. The Board may delegate some or all of the administration of the Plan to the Committee. If administration of the Plan is delegated to the Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.

3.4 Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or the Committee (or their delegees) in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.5 Delegation to an Employee. The Board or any Committee may delegate to one or more Employees the authority, to the extent permitted by Applicable Law, to determine the number of Ordinary Shares to be subject to Awards granted to Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of Ordinary Shares that may be subject to the Awards granted by such Employee and that such Employee may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority.

ARTICLE IV

SHARES SUBJECT TO THE PLAN

4.1 Share Reserve. Subject to adjustment in accordance with Section 4.2 and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of Ordinary Shares that may be acquired pursuant to Awards will not exceed the sum of 40 million shares.

4.2 Share Reserve Operation.

(a) Actions that Do Not Reduce Share Reserve. The following actions do not reduce the number of shares subject to the Share Reserve and available for Participants to acquire under the Plan: (i) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been acquired; (ii) the settlement of any portion of an Award in cash; or (iii) the withholding of shares that would otherwise be issued and/or transferred by the Company to satisfy a tax withholding obligation in connection with an Award. Shares may be issued and/or transferred in connection with a merger or acquisition, and such issuance and/or transfer of shares will not reduce the number of shares available for issuance and/or transfer under the Plan.

(b) Reversion of Previously Issued and/or Transferred Ordinary Shares to Share Reserve. The following Ordinary Shares previously acquired pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for Participants to acquire under the Plan: (i) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (ii) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award; and (iii) any shares that are clawed back by the Company in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any securities exchange or association on which the Company’s securities are listed or as is otherwise required by Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law.

ARTICLE V

ELIGIBILITY AND LIMITATIONS; AWARDS

5.1 Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants selected by the Board are eligible to receive Awards provided that any such individual is eligible under General Instruction A.1(a) to Form S-8.

5.2 Awards. Awards under the Plan shall be in the form of a right to receive, to the extent established by the terms and conditions of the applicable Award, free Ordinary Shares, cash or other property granted under the Plan, as determined by the Board. Each Award will have such terms and conditions (e.g., performance conditions and continuous service requirements) as determined by the Board; provided that any Options will be subject to the requirements set forth in Article VI.

5.3 Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (a) the class(es) and maximum number of shares of Ordinary Shares subject to the Plan and (b) the class(es) and number of securities subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Ordinary Shares shall be issued or created in order to implement any Capitalization Adjustment. The Board shall determine an equivalent benefit for any fractional shares or fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section 5.3.

ARTICLE VI

OPTIONS

Each Option will have such terms and conditions as determined by the Board. Options are not intended to qualify as an “incentive stock options” within the meaning of Section 422 of the Code. The terms and conditions of separate Options need not be identical; provided, however, that each Award Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

6.1 Term. No Option will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

6.2 Exercise or Strike Price. The exercise or strike price of each Option will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option pursuant to a Change of Control and in a manner consistent with the provisions of Section 409A of the Code if applicable.

6.3 Exercise Procedure for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Award Agreement or otherwise provided by the Company.

ARTICLE VII

MISCELLANEOUS

7.1 No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate the employment or service of the Participant at will.

7.2 Electronic Delivery and Participation. By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The manner in which the acquirement of Ordinary Shares shall be evidenced (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

7.3 Adjustment. All Awards granted under the Plan will be decreased or eliminated in accordance with any policy that the Company is required to adopt pursuant to the listings standards of any securities exchange or association on which the Company’s securities are listed or as is otherwise required by Applicable Law and any policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law.

7.4 Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any securities exchange or association on which the Company’s securities are listed or as is otherwise required by Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law.

7.5 Condition to Acquiring Shares. A Participant will not acquire any shares in respect of an Award unless the Company determines that the issuance and/or transfer of shares would comply with Applicable Law.

7.6 Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the Ordinary Shares subject to an Award have been issued and have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of any trading policy established by the Company as in effect at that time if applicable, any contractual lock-up or other terms to which Participant is subject and Applicable Law.

7.7 Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

7.8 Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the Netherlands, without regard to conflict of law principles that would result in any application of any law other than the law of the Netherlands.

ARTICLE VIII

SEVERABILITY

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

ARTICLE IX

TERMINATION OF THE PLAN

The Board may suspend or terminate the Plan at any time. No Awards may be granted after the tenth anniversary of the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated but the suspension or termination of the Plan will not affect any outstanding Award that was granted before such suspension or termination.